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                          Independent Auditors' Consent


To the Shareholders and Board of Directors of Smith Barney Allocation Series Inc.:


We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Allocation Series Inc. (the "Funds"), in this Prospectus and Statement of Additional Information, of our reports dated March 15, 2002, on the statements of assets and liabilities as of January 31, 2002, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period then ended and the period from February 5, 1997 (commencement of operations) to January 31, 1998. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights " in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolios
----------
Select High Growth Portfolio
Select Growth Portfolio
Select Balanced Portfolio

                                                                        KPMG LLP

New York, New York
April 30, 2002